As filed with the Securities and Exchange Commission on December 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATURE’S SUNSHINE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0327982
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

75 East 1700 South, Provo, Utah 84606

(Address of principal executive offices)  (Zip code)

Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan

Nonqualified Stock Option Agreement with John Hughes

Nonqualified Stock Option Agreement with Lynn Ohman

Nonqualified Stock Option Agreement with Gary Hill

Nonqualified Stock Option Agreement with Dan Norman

Nonqualified Stock Option Agreement with Denise Bird

Nonqualified Stock Option Agreement with Leann Beardall

Nonqualified Stock Option Agreement with Bryant Yates

Nonqualified Stock Option Agreement with Steve Bunker

Nonqualified Stock Option Agreement with Jamon Jarvis

Nonqualified Stock Option Agreement with Ashlie Overman

Nonqualified Stock Option Agreement with Efrain Villalobos

Nonqualified Stock Option Agreement with Larry Hughes

Nonqualified Stock Option Agreement with Derek Christensen

Nonqualified Stock Option Agreements with Lynda Hammons

Nonqualified Stock Option Agreement with Miriam Paz

Nonqualified Stock Option Agreement with Mitchell Carter

Nonqualified Stock Option Agreement with Greg Halliday

Nonqualified Stock Option Agreement with William Keller

(Full titles of the plans)

Douglas Faggioli	With a copy to:
President and Chief Executive Officer	Nolan S. Taylor, Esq.
Nature’s Sunshine Products, Inc.	Dorsey & Whitney LLP
75 East 1700 South	136 South Main Street, Suite 1000
Provo, Utah 84606	Salt Lake City, Utah
(Name and Address of agent for service)	(801) 933-7360
(801) 342-4300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, no par value, under the 2009 Stock Incentive Plan	750,000 shares		$8.14	(2)	$6,105,481	(2)	$435.32
Common stock, no par value, under the Nonqualified Stock Option Agreements	133,800 shares	(3)	$11.85	(4)	$1,585,530	(4)	$113.05
Totals:	883,800 shares				$7,691,011		$548.37

(1)

This Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c). The proposed maximum aggregate offering price has been calculated as follows: options to purchase 230,650 shares have been granted with an exercise price of $5.35; the exercise price or purchase price with respect to 519,350 shares that are being registered herein but remain unissued is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Exchange on December 23, 2009.

(3)

The 133,800 shares to be registered under the Nonqualified Stock Option Agreements includes 5,000 shares to be registered under the Nonqualified Stock Option Agreement with John Hughes; 5,000 shares to be registered under the Nonqualified Stock Option Agreement with Lynn Ohman; 6,000 shares to be registered under the Nonqualified Stock Option Agreement with Gary Hill; 6,000 shares to be registered under the Nonqualified Stock Option Agreement with Dan Norman; 5,000 shares to be registered under the Nonqualified Stock Option Agreement with Denise Bird; 2,500 shares to be registered under the Nonqualified Stock Option Agreement with Leann Beardall; 15,000 shares to be registered under the Nonqualified Stock Option Agreement with Bryant Yates; 20,000 shares to be registered under the Nonqualified Stock Option Agreement with Steve Bunker; 12,000 shares to be registered under the Nonqualified Stock Option Agreement with Jamon Jarvis; 2,500 shares to be registered under the Nonqualified Stock Option Agreement with Ashlie Overman; 9,100 shares to be registered under the Nonqualified Stock Option Agreement with Efrain Villalobos; 9,000 shares to be registered under the Nonqualified Stock Option Agreement with Larry Hughes; 1,300 shares to be registered under the Nonqualified Stock Option Agreement with Derek Christensen; 5,100 shares to be registered under the Nonqualified Stock Option Agreement with Miriam Paz; 8,100 shares to be registered under the Nonqualified Stock Option Agreement with Mitchell Carter; 3,000 shares to be registered under the Nonqualified Stock Option Agreement with Greg Halliday; 4,000 shares to be registered under the Nonqualified Stock Option Agreement with William Keller; and 15,200 shares to be registered under the Nonqualified Stock Option Agreements with Lynda Hammons.

(4)

Pursuant to Securities Act Rule 457(h)(1), the maximum offering price per share and in the aggregate, and the registration fee were calculated based upon the exercise price per share of shares issuable upon exercise of stock options previously granted under the Nonqualified Stock Option Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Nature’s Sunshine Products, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents, which have been filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Registrant’s Annual Report of Form 10-K, as amended, for the fiscal year ended December 31, 2008;

(b)                                 All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)                                  The description of the Registrant’s common stock, no par value per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34483) filed on October 6, 2009, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement.  Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses, incurred in the Proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe such conduct was unlawful.  However, subsection 902(4) places certain limitations on indemnification allowed under Section 902, including that (i) indemnification in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act deals with mandatory indemnification of directors and provides that a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act addresses court-ordered indemnification and provides that an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act deals with the advancement of expenses and provides that a corporation may pay for or reimburse the reasonable expenses incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act addresses indemnification of officers and provides that (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that, subject to the limitations described below, the Registrant shall indemnify any individual made party to a proceeding because he or she is or was a director or officer of the Registrant against liability incurred in the proceeding, but only if (i) the Registrant has authorized the payment in accordance with Sections 16-10a-902, 16-10a-904, 16-10a-906 and 16-10a-907 of the Revised Act, and a determination has been made in accordance with the procedures set forth in such provisions (i) that the director or officer conducted himself or herself in good faith; (ii) that he or she reasonably believed that his or her conduct, if in his or her official capacity with the Registrant, was in the Registrant’s best interests; and, (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful.   The Registrant may not, however, voluntarily extend such indemnification to an officer or director in connection with a proceeding by the Registrant or in its right in which such officer or director was adjudged liable to the Registrant, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Notwithstanding the foregoing, the Bylaws provide that the Registrant shall indemnify an officer or director who was successful, on the merits or otherwise, in the defense of any proceeding or the defense of any claim, issue or matter in the proceeding to which the officer or director was a party because he or she is or was one of the Registrant’s directors or officers against reasonable expenses that he or she incurred in connection with the proceeding or claim with respect to which he or she was successful.  The Registrant’s Amended and Restated Articles of Incorporation (the “Amended Articles”) also authorize the Registrant to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. The Bylaws also provide that the Registrant may pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of a good faith belief that he or she has met the applicable standard of conduct under the Bylaws and applicable law necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking in the form required by the Revised Act, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws and applicable law.  The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Amended Articles eliminate the personal liability of any director in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.

The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees, fiduciaries or agents, or is or was serving at the Registrant’s request as a director, officer, employee, fiduciary or agent of another corporation or other person, or of an employee benefit plan, against liability incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Registrant would have the power to indemnify him or her against such liability under applicable law. The Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description	Where Located
4.1	Amended and Restated Articles of Incorporation of the Registrant	Incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34483) filed with the Securities and Exchange Commission on November 9, 2009

4.2	Amended and Restated Bylaws of the Registrant	Incorporated by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34483) filed with the Securities and Exchange Commission on November 9, 2009

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith

24.1	Power of Attorney (included in the signature pages to this registration statement)	Filed herewith

99.1	Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan	Incorporated by reference to Appendix C to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on October 19, 2009 (File No. 001-34483)

99.2	Form of Non-Qualified Stock Option Award Agreement under the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on November 12, 2009

99.3	Form of Nonqualified Stock Option Agreement with Employees Listed on the Form S-8 Cover Page	Filed herewith

99.4	The Nonqualified Stock Option Agreement with Ashlie Overman	Filed herewith

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah on December 29, 2009.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Douglas Faggioli
Douglas Faggioli
President and Chief Executive Officer

(Power of Attorney on Following Page)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Douglas Faggioli and Stephen M. Bunker, and each of them, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this registration statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.  In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Douglas Faggioli	President, Chief Executive Officer and Director	December 29, 2009
Douglas Faggioli	(principal executive officer)

/s/ Stephen M. Bunker	Chief Financial Officer (principal financial and	December 29, 2009
Stephen M. Bunker	accounting officer)

/s/ Willem Mesdag	Director	December 29, 2009
Willem Mesdag

/s/ Jeffrey D. Watkins	Director	December 29, 2009
Jeffrey D. Watkins

/s/ Michael D. Dean	Director	December 29, 2009
Michael D. Dean

/s/ Candace K. Weir	Director	December 29, 2009
Candace K. Weir

/s/ Albert R. Dowden	Director	December 29, 2009
Albert R. Dowden

/s/ Pauline Hughes Francis	Director	December 29, 2009
Pauline Hughes Francis

/s/ Kristine F. Hughes	Director	December 29, 2009
Kristine F. Hughes

EXHIBIT INDEX

Exhibit No.	Description	Where Located

4.1	Amended and Restated Articles of Incorporation of the Registrant	Incorporated by reference to Exhibit 3(i)(1) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34483) filed with the Securities and Exchange Commission on November 9, 2009

4.2	Amended and Restated Bylaws of the Registrant	Incorporated by reference to Exhibit 3(i)(1) to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34483) filed with the Securities and Exchange Commission on November 9, 2009

5.1	Opinion of Dorsey & Whitney LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this registration statement)	Filed herewith

24.1	Power of Attorney (included in the signature pages to this registration statement)	Filed herewith

99.1	Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan	Incorporated by reference to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on October 19, 2009 (File No. 001-34483)

99.2	Form of Non-Qualified Stock Option Award Agreement under the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34483) filed with the Securities and Exchange Commission on November 12, 2009

99.3	Form of Nonqualified Stock Option Agreement with Employees Listed on the Form S-8 Cover Page	Filed herewith

99.4	The Nonqualified Stock Option Agreement with Ashlie Overman	Filed herewith